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                                                                     Exhibit 5.1

             Leonard, Street and Deinard, Professional Association
                            150 South Fifth Street
                                  Suite 2300
                         Minneapolis, Minnesota  55402



June 18, 2001                                                      Mark S. Weitz
                                                                  (612) 335-1517
                                                          mark.weitz@leonard.com


The Lamaur Corporation
5601 East River Road
Fridley, MN 55432

Re:  Registration Statement on Form S-8
     1997 Stock Option Plan

Gentlemen and Mesdames:

In connection with the proposed issuance of an aggregate of 2,000,000 shares of common stock, $.01 par value per share (the "Shares"), of The Lamaur Corporation (the "Company") to be issued pursuant to the Company's 1997 Stock Option Plan (the "Plan") to be registered under the Securities Act of 1933, as amended, on Form S-8 (the "Registration Statement"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion the Shares have been duly authorized by the Company and, when duly executed and authenticated, paid for and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

LEONARD, STREET AND DEINARD
Professional Association

/s/ Mark S. Weitz

Mark S. Weitz